Exhibit 14.1

Simple Products Corporation Code of Ethics

Applicability

This Code of Business Conduct and Ethics applies to all officers, directors and employees of Simple Products Corporation (“SPC”), and each reference to SPC or its employees includes all the subsidiaries, operating companies and other businesses wholly or substantially owned or controlled by SPC and all of their employees. The word “employees” and references to you and yours used in this Code includes all employees, officers and, when they are acting on behalf of SPC, the directors of the company as well.

Obligation to Community and Shareholders

SPC is committed to honesty, just management, fairness, providing a safe and healthy environment free from the fear of retribution, and respecting the dignity due everyone.

For the communities in which we live and work SPC and its employees are committed to observe sound environmental business practices and to act as concerned and responsible neighbors, reflecting all aspects of good citizenship.

For SPC’s shareholders, SPC is committed to pursuing sound growth and earnings objectives and to exercising prudence in the use of our assets and resources.

Promoting a Positive Work Environment

All employees want and deserve a workplace where they feel respected, satisfied, and appreciated. We respect cultural diversity and recognize that the various communities in which we may do business may have different legal provisions pertaining to the workplace. As such, SPC will adhere to the limitations specified by law in all of its localities, and further, it will not tolerate harassment or discrimination of any kind -- especially involving race, color, religion, gender, age, national origin, disability, and veteran or marital status.

Providing an environment that supports honesty, integrity, respect, trust, responsibility, and citizenship permits SPC the opportunity to achieve excellence in the workplace. While everyone who works for the Company must contribute to the creation and maintenance of such an environment, the executives and management personnel assume special responsibility for fostering a work environment that is free from the fear of retribution and will bring out the best in all. Supervisors must be careful in words and conduct to avoid placing, or seeming to place, pressure on subordinates that could cause them to deviate from acceptable ethical behavior.

Obligation to Yourself, Your Fellow Employees, and the World

SPC and its employees are committed to providing a drug-free, safe, and healthy work environment, and to observe environmentally sound business practices. SPC and its employees will strive, at a minimum, to do no harm and where possible, to make the communities in which we work a better place to live. Each is responsible for compliance with environmental, health, and safety laws and regulations. Observe posted warnings and regulations. Report immediately to the appropriate management any accident or injury sustained on the job, or any environmental or safety concern you may have.

Reporting Ethical Violations

Your conduct in the work environment can reinforce an ethical atmosphere and positively influence the conduct of fellow employees. If you have evidence of a material violation of this Code, it is imperative that you report it immediately.

To report any type of ethics misconduct or violations, it is important to first report to the appropriate level of management. After speaking with management, if you are still feel uncomfortable, or feel uncomfortable speaking with them in the first place (for whatever reason), please follow the complaints procedure posted by SPC. If you feel this procedure does not function correctly, please contact the Corporate Attorney.

To report auditing or accounting matters that you may find to be questionable, please use the procedures established by the company’s Auditing Committee. All submissions will be anonymous and confidential.

You will be protected from retaliation regarding your reports.

Business Conduct and Ethics

SPC requires that all of its employees, regardless of their location, behave in a professional manner. This means that all employees, regardless of their location or position, hold themselves to the highest professional standard as well as the highest personal standard. They are required to treat all other employees, management, clients and third parties in the same professional manner. All employees are required to alert the proper management to any suspected questionable or illegal acts they hear about or observe. You will not be penalized for these actions or for your suspicions. These statements concern frequently raised business and ethical conduct and concerns. Violation of standards set in this Code of Ethics will result in corrective action, including possible termination.

Compliance with Laws

General: It is the policy at SPC that employees comply with the rules and regulations that apply with the business, in the United States and in other countries.

Employment Matters: SPC and its employees will comply with the applicable employment laws, including: wages, hours, benefits and the minimum age for employment. While the aforementioned requirements must be met by all employees for their respective job description, SPC will not exclude any person from equal opportunity provided by the law. Employees are expected to respect the rights of other employees and/or third parties, and interactions are to be free from any type of harassment, slander, insult or other form of discrimination.

Environmental Matters: Policy states that all employees will respect and obey the applicable laws of protecting the environment. In addition, employees will respect the established environmental policies and procedures.

Fair Competition and Antitrust Laws: SPC and its employees will abide by all applicable fair competition and antitrust laws; these laws ensure that SPC competes in a fair and honest manner. It is also the duty of these laws to prohibit conduct seeking to reduce or restrain competition. If an employee is unsure whether a contemplated action is unfair competition, please seek assistance from management.

Securities Laws. In its role as a publicly-traded company, SPC and its employees must always be alert to and comply with the security laws and regulations of the United States and other countries.

Federal law and Company policy prohibits officers, directors and employees, directly or indirectly through their families or others, from purchasing or selling company stock while in the possession of material, non-public information concerning the Company.  This same prohibition applies to trading in the stock of other publicly held companies on the basis of material, non-public information. To avoid even the appearance of impropriety, Company policy also prohibits officers, directors and employees from trading options on the open market in Company stock under any circumstances.

Material, non-public information is any information that could reasonably be expected to affect the price of a stock.  If an officer, director or employee is considering buying or selling a stock because of inside information they possess, they should assume that such information is material. It is also important for the officer, director or employee to keep in mind that if any trade they make becomes the subject of an investigation by the government, the trade will be viewed after-the-fact with the benefit of hindsight. Consequently, officers, directors and employees should always carefully consider how their trades would look from this perspective.

Two simple rules can help protect you in this area: (1) Don't use non-public information for personal gain. (2) Don't pass along such information to someone else who has no need to know.

This guidance also applies to the securities of other companies for which you receive information in the course of your employment at SPC, Inc.

As a public company, SPC, Inc. must be fair and accurate in all reports filed with the United States Securities and Exchange Commission.  Officers, directors and management of SPC, Inc. are responsible for ensuring that all reports are filed in a timely manner and that they fairly present the financial condition and operating results of the Company.

Securities laws are vigorously enforced.  Violations may result in severe penalties including forced sales of parts of the business and significant fines against the Company. There may also be sanctions against individual employees including substantial fines and prison sentences.

The Chief Executive Officer and Chief Financial Officer will certify to the accuracy of reports filed with the SEC in accordance with the Sarbanes-Oxley Act of 2002 and other applicable laws and regulations.  Officers and Directors who knowingly or willingly make false certifications may be subject to criminal penalties or sanctions including fines and imprisonment.

Conflicts of Interest:

Any personal activity, investment or association that could be misconstrued as something that is not good judgment concerning SPC is not acceptable and must be avoided.  It is also not acceptable to exploit your position at SPC for personal gain.  The appearance of conflict of interest should also be avoided. Examples are as follows:

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To cause SPC to engage in business with friends or relatives.

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To prepare to or compete with SPC while still an employee.

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To have a financial interest in SPC’s competitors and/or customers.

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To perform work for a competitor of SPC, any governmental, supplier, customer, or other entity there of. Working with a third party which could impair your performance or judgment or could diminish the time spent working and completing work tasks while at SPC is also prohibited.

Officers, directors and employees are under a continuing obligation to disclose any situation that presents the possibility of a conflict or disparity of interest between the officer, director or employee and the Company.  Disclosure of any potential conflict is the key to remaining in full compliance with this policy.

Business Opportunities:

As an employee, you are responsible for the advancement of SPC’s business when appropriate. You are not allowed to divert business or take business from the company in which it has any interest. Also, you are required to avoid conflicts of interest. (Please see “Conflicts of Interest” to see what constitutes conflicts of interest.)

Gifts, Bribes and Kickbacks:

Kickbacks and bribes are defined as any item that can be used to leverage favorable treatment over others in the company. Employees or families of employees are not to give or receive gifts from SPC customers or suppliers, aside from gifts given or received in the normal course of business and travel. No employee is to receive gifts from customers or potential customers during or as a part of contract negotiations. It is not permitted to accept cash or cash equivalents including: vouchers, checks, money orders, gift certificates, stock or stock options, or loans. Other gifts require permission from proper management. It is requested by SPC that employees avoid putting themselves in compromising positions if the gift were to be made public.  Any employee found paying or receiving any type of bribe or kickback will be terminated and reported immediately.

International Operations:

SPC handles its affairs to correspond with all pertinent laws and regulations in the countries where it does business. When a conflict occurs between SPC and the practices, laws and customs of another country, SPC will resolve them in an ethical manner. If the issue cannot be resolved consistent with ethical beliefs, SPC will not proceed with the proposed action. The ethical standards reflect the morals and values of the company and are the standards by which they choose to be judged.  SPC, when conducting business overseas, should ensure that all activities are performed in accordance with U.S. laws, including the Foreign Corrupt Practices Act (“FCPA”), which applies to the business transactions both inside the U.S. and in other countries. The FCPA requirements relate to complete and exact financial books and records, transactions with foreign government officials and prohibitions from directly or indirectly offering to pay, or authorizing payment to, foreign government officials for the purpose of influencing the acts or decisions of foreign officials.  Violation of the FCPA can bring serious penalties. It is obligatory that all employees living or working in non-U.S. countries become familiar with the FCPA and its requirements.  SPC also acts fully in accordance with with all applicable U.S. laws governing imports, exports and the conduct of business with non-U.S. locations. These laws contain limitations on the types of products that may be imported into the United States and the manner in which they are imported. They also prohibit exports to, and most other transactions with, certain countries as well as the cooperation with, or participation in, foreign boycotts of countries that are not boycotted by the United States.

Covering Up Mistakes, Falsifying Records

Falsifying any SPC customer record or third party record is prohibited. Mistakes must be immediately reported and corrected. No mistake should ever be covered up regardless of the type or the scale.

Financial Integrity

SPC’s financials and accounting are based on accuracy, validity and completeness of the information which supports the entries to SPC’s books and records.  All information pertaining to SPC’s books, accounts, records, etc. reflect the transactions and events and adhere to the Generally Accepted Accounting Principles (GAAP), as well as the internal system of controls for SPC investors, creditors and others have significant interest in the financials of the company. It is expected that employees cooperate with SPC’s internal and external auditors and audit function. An action or actions by an employee which causes false financial reporting by SPC is subject to disciplinary action and possible termination. Examples of unethical accounting are as follows:

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Maintaining any undisclosed or unrecorded funds or “off the book” assets.

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Signing documents that are thought to be inaccurate.

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Making false entries that hide or disguise the true nature of a transaction, and is done with the intention to do so.

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Making payment for a purpose other than any described in the documents supporting the payment.

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Improperly accelerating or deferring the recording of expenses or revenues to achieve financial results or goals.

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The establishment or maintenance of improper, misleading, incomplete or fraudulent account documentation or financial reporting.

Protection and Proper Use of SPC Property

It is the responsibility of each employee to protect SPC’s property from loss of theft.  No employee is allowed to take any of SPC’s property for their own personal use. This includes: software, computers, office equipment or supplies. Also, it is required that SPC employees use their company internet and e-mail systems for company business only and not to send any personal messages or any messages that could be misconstrued as harassing, solicitations or discriminatory. Messages that are unprofessional or in bad taste are also prohibited.  No SPC software may be copied or distributed without proper authorization. Third party software must be properly licensed, and the license agreements for third party software may place various restrictions on the software’s disclosure, use and copying of software as well as any restrictions must be honored.

Confidentiality and Proper Use of SPC Customer or Supplier Information

No SPC employee is allowed to disclose SPC’s customer, confidential information or any propriety information without authorization from proper management. This includes:

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Business methods

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Pricing

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Market data

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Strategy

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Codes

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Research

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Information about current, former or prospective customers

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Information about current, former or prospective employees

Gathering Confidential Information

Employees must not accept, use or disclose improperly attained confidential information.  When obtaining confidential information, employees are not to violate the right of the competitor. When dealing with competitors’ customers, ex-employees or ex-customers, employees must use proper decorum and professionalism. Never ask anyone to violate an agreement that is not complete or is a non-disclosure agreement.

Record Retention

SPC’s business records must be retained for the periods require by, and in accordance with, the specific policies of business units and are to be destroyed only at the expiration of the specific period. Documents pertaining to a pending or threatened litigation, government inquiry or under subpoena or other formal information request are not to be discarded to destroyed, regardless of the time period in which or policy to which they apply.. Employees are not to destroy, alter or conceal any record or obstruct any official proceedings, either personally, in concurrence with or by attempting to influence another person.

Defamation and Misrepresentation of Sales

Aggressive selling by any employee at SPC should not include misstatements, innuendos or rumors about SPC’s competition, its products or financial condition. Making promises regarding SPC’s products is prohibited.

Fair Dealing

It is important to uphold practices of fair dealing. No form of manipulation, concealment, abuse of information or misrepresentation of material facts is allowed. Any other form of unfair dealing is also not allowed. For clarification on these matters, please ask management.

Political Contributions

No company funds are to be contributed directly to political candidates. However, on the employee’s own time and with their own resources, he or she can engage in political activity.

Safety in the Workplace

SPC is committed to providing a safe and healthy workplace.  In order to achieve this, SPC complies with all environment, safety and heath laws and regulations that are applicable to the business.  Each employee is responsible for obeying company policy concerning these matters as well as matters concerning violence, harassment, substance abuse as well as similar workplace matters. SPC is dedicated to the maintenance, the design and the construction of operating facilities that protect its employees and physical resources, which includes requiring the use of adequate protective equipment and measures which insists that all work be done in a safe manner.

Waivers

There shall be no waiver of this Code for any executive officer, exempt by the Board of Directors or a designated committee.  In the event that any such waiver is granted, the waiver will be disclosed to SPC shareholders in the form of an 8-K.

In Conclusion

You are a guardian of SPC’s ethical standards. Although there are no general rules, if you are in doubt, please ask yourself the following:

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Will my actions be ethical in every regard and do they fully comply with the law and with SPC policy?

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Will my actions have the appearance of impropriety?

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Will my actions be questioned by management, supervisors, fellow employees, customers, family and the general public?

If you feel uncomfortable with any answers to the questions above, do not take the contemplated action without discussing with management. If, after speaking with management, you are still uncomfortable, follow the steps outlined in “Reporting Ethical Violations”. Employees who violate or ignore this Code of Conduct and Ethics, and/or any manager who penalizes one of their subordinates for trying to follow this Code, will be subjected to corrective action that could include immediate termination where appropriate.  However, your actions should be governed by ethics and professionalism and not the treat of corrective action. We hope that you share our beliefs and dedication to ethical behavior and professionalism, as well as maintaining a healthy work environment.  We want to hold ourselves to the highest standard and continue to make SPC a successful company.

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